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                                       2
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(ENSTAR LOGO)

                                 April 16, 2004

To the Shareholders of The Enstar Group, Inc.

     In 2003, Enstar had good results from its existing operations but coped with two factors that will affect our results as we go forward. First, we faced increased competition for acquisitions and assignments in the insurance run-off business. Second, Enstar paid over $5 million in Federal and state taxes in 2003, and is likely to continue paying taxes in the future.

     We met a number of new competitors as we sought out new acquisition opportunities through Castlewood Holdings, our one-third owned, Bermuda-based affiliate, in the insurance run-off business. We continue to view this business as our principal growth opportunity, but are keenly aware that maintaining good price discipline is critical to acquiring companies where the business plan is ultimately a liquidation.

     In March 2003, Castlewood Holdings, along with Shinsei Bank, made a significant purchase of Toa-Re Insurance Company (UK) Limited for approximately $46 million. (We have changed the name of Toa-Re UK to Hillcot Re.) J. Christopher Flowers, an Enstar director and our largest shareholder, is a director of Shinsei Bank. Castlewood Holdings has a 50.1% economic interest and a 50% voting interest in the transaction.

     Castlewood Holdings also negotiated and began executing a number of important agency assignments for clients where compensation is incentive-based and which should produce good results over time. We were out-bid on several other projects where prices or terms went beyond our assessment of an appropriate risk and reward. We will remain vigilant in this regard as the penalty for overpaying is large. Enstar held cash of almost $56 million at year-end, and has no significant debt.

     In other areas of our business we were active as well. Enstar and Castlewood Holdings invested, along with other partners, including other affiliates of J. Christopher Flowers, in Green Tree Investment Holdings ("Green Tree"). Green Tree acquired assets from the bankruptcy estate of Conseco Finance Corp. Together, Enstar and Castlewood Holdings invested approximately $25 million in this mobile home loan servicing business. The subsequent events section of our Form 10-K filing reports that we have, together with the other J.C. Flowers entities, agreed to sell our holdings in Green Tree. Enstar has already received a $3.7 million partial distribution of the expected $24 million of sale proceeds from its $15 million direct investment in Green Tree, and Castlewood Holdings has received $2.5 million of the $16 million of sale proceeds that it expects from its $10 million investment upon closing in the third quarter of 2004.

     In December 2003, we sold our entire interest in B-Line for $7.8 million in cash. Enstar originally purchased its interest in B-Line for $965,000 in the fourth quarter of 1998. Our decisions to sell B-Line and Green Tree were driven in both cases by the prices we received.

     Because our business structure is complicated and primarily international, we are faced with a complex tax situation. We have benefited in the past from the significant tax loss carryovers that Enstar had accumulated. We will be particularly focused going forward on minimizing the impact on Enstar's shareholders from the double taxation on certain earnings that hits companies with our operating structure.

(ENSTAR LETTERHEAD ADDRESS)
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     Gregory L. Curl was elected by the Board to fill a newly created director position on July 24, 2003. He is an independent director and serves as the designated financial expert on the Audit Committee. He is currently the Director of Corporate Planning and Strategy for Bank of America in Charlotte, North Carolina.

     Jeffrey S. Halis completes his third three-year term as a director on May 21, 2004. Mr. Halis chose not to stand for re-election to the Board. He will leave the board with the gratitude of the company and continues to be one of our largest shareholders.

     Paul J. Collins, who resides in London, England, was recommended by the independent members of the Board of Directors to be the nominee for the director position previously held by Mr. Halis. The board unanimously voted to nominate Mr. Collins to stand for election as a director by the shareholders at the annual meeting. Mr. Collins will be an independent director. Mr. Collins retired as a Vice Chairman of Citigroup Inc. in 2000. He is a director of Nokia Corporation and BG Group and has served as a director of Kimberly-Clark Corporation.

     We continue to be gratified by the loyalty of our shareholders. More than 95% of our registered shareholders held their stock from the beginning of 2003 until the year-end. As a result, we believe the vast majority of our owners are investors and not traders.

     A significant portion of senior management compensation comes through stock options and ownership of Enstar shares. Some 44% of Enstar's outstanding shares, options, and deferred stock units are held or controlled by senior management and directors.

     Recently, the U.S. Congress, regulators and the investing public have placed great emphasis on corporate accountability and governance concerns. Enstar has responded to those issues, and we have invested considerable time and effort to ensure that Enstar is in compliance with the Sarbanes-Oxley Act of 2002 and with recently adopted NASDAQ rules.

     In general, we are not making efforts to create predictable earnings trends. Earnings will vary substantially from quarter to quarter and year to year. We make no effort to forecast earnings. While offering you little in the way of future earnings visibility or consistency, we are committed to making profits, building net worth and returning value to our investors over time.

                                          Faithfully,

                                          -s- NIMROD T. FRAZER
                                          NIMROD T. FRAZER
                                          Chairman and CEO

                                          -s- JOHN J. OROS
                                          JOHN J. OROS
                                          President and COO